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                                                                    EXHIBIT 99.1


     StaffMark Acquires $17 Million Information Technology Staffing Company

                Expands Into California's Silicon Valley Market

FAYETTEVILLE, AR - Citing its goal to become a national provider of diversified staffing services, StaffMark, Inc. (NASDAQ/NM: STAF) announced today that it has expanded into California with the acquisition of Global Dynamics, Inc. ("GDI"), an information technology staffing company based in Walnut Creek, California. This represents StaffMark's seventh acquisition since its IPO in October 1996 and the Company's entrance into California. With 1996 revenues of approximately $17 million, GDI is StaffMark's second largest acquisition to date. The transaction was structured as a merger and will be accounted for as a stock purchase. The Company expects the transaction to have a positive impact on 1997 EPS. Terms were not disclosed.

"As information systems become more widespread and complex, there is a growing trend among corporations to seek outside guidance and support for their information technology needs," said Clete Brewer, president and CEO of StaffMark. "In addition, because of the expertise required, qualified talent is in short supply. As a result, information technology is one of the fastest-growing segments of the staffing industry."

Brewer noted that in 1996, StaffMark's Professional/Information Technology division grew 450% and 200% for the fourth quarter and year respectively.

"The acquisition of GDI is a significant step toward our objective to grow StaffMark's Information Technology division to comprise a larger portion of our business mix," added Brewer. "With the addition of GDI, StaffMark's Professional/Information Technology division now provides services out of 18 offices in eight states."

Headquartered in Walnut Creek, California, GDI was founded in 1986 by Mark P. (Perry) Butler and Carolyn Butler. GDI's immediate market encompasses San Francisco, San Jose, Santa Clara, and Sacramento, California. GDI also has major accounts in Seattle, Dallas, Atlanta, Kansas City, Miami, Paris, Sydney, and Vancouver. GDI employs an on-site customer service representative in Miami, and has active recruiting affiliations in London, Singapore, Madras, Bangalore, Bombay, Sydney, Manila, and Hong Kong. As of March 31, 1997, GDI had 191 consultants in active assignments, and approximately 30% of these consultants were recruited internationally.

"Perry and Carolyn Butler have built an outstanding company," said Brewer. "They have developed a professional, experienced staff that has allowed them to experience both rapid growth and profitability, with a compounded annual growth rate of 30% since 1992. We plan to cross-sell GDI's expertise to our existing Commercial and Specialty Medical clients."





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GDI specializes in providing consultants to projects for High Volume
Transaction Processing (HVTP) platforms, client/server migration, network communications, legacy systems maintenance, Year 2000, and testing and technical support. Over the past 10 years, GDI has placed consultants representing 359 skill set combinations. GDI is one of a select group of companies providing consultants to work on Transaction Processing Facility
(TPF) platforms, primarily for the transportation industry. Other industries utilizing this technology include lodging, finance, health, and travel.

With a database of over 26,000 consultants and a customer base of more than 100 companies including several Fortune 500 companies, GDI is able to service its clients' many needs including contract, contract-to-hire, and direct placement personnel, as well as payrolling and foreign recruiting.

StaffMark, Inc. is a leading provider of diversified staffing service to businesses, professional, medical niches, professional and service organizations, and governmental agencies. The Company operates 135 offices in Arkansas, California, Colorado, Georgia, Indiana, Michigan, Missouri, North Carolina, Ohio, Oklahoma, South Carolina, Tennessee, Virginia, and British Columbia.

This release contains forward-looking statements which involve risk and uncertainties with respect to growth opportunities and their impact on 1997 earnings. The Company's actual results could differ materially from the results anticipated in these forward-looking statements as a result of loss of existing customers, loss of key management, unexpected costs, or operational problems and those certain risk factors set forth under "Risk Factors" and elsewhere in the Company's Prospectus dated September 26, 1996, made under the Securities and Exchange Act of 1934.

Note: News releases and other information on StaffMark, Inc. can be accessed at no charge at http://www.ctaonline.com/staf on the Internet.

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